Exhibit 10.1
1 Fountain Square
Chattanooga, TN 37402
423 294 1011

January 30, 2015
Mr. Richard P. McKenney
1 Fountain Square
Chattanooga, TN 37402
Dear Rick:
I am pleased to confirm our offer to you to become President of Unum Group (the “Company”) effective April 1, 2015, and to subsequently assume the additional office of Chief Executive Officer of the Company effective May 21, 2015. You will report to the Board of Directors of the Company (the “Board”). Set forth below are the terms of your new compensation and benefits package effective April 1, 2015 (except where otherwise indicated below):

1.	Your annual base salary will be $975,000, paid on a bi-weekly basis.

2.
Your annual incentive target will be one hundred seventy-five percent (175%) of your eligible earnings. This means your annual incentive target for the Company’s 2015 performance year (relating to an award payable in 2016) will be prorated to reflect the positions you hold during 2015 and their respective targets. Assuming the incentive funding performance requirement is met, the actual payment will be determined based on your individual performance and the performance of the Company compared to the financial and strategic goals established by the Human Capital Committee (“HCC”) of the Board. The annual incentive awards are currently administered in accordance with the terms and provisions of the Company’s Annual Incentive Plan, and any bonus you are eligible to receive is subject to the terms of that Plan and any successor plan.

3.
Your annual long-term incentive target will be $5,000,000. Assuming the incentive funding performance requirement is met, your long-term incentive award to be granted in February 2015 will be prorated and set at $3,000,000, which is 60% of your new target (the portion of the year that you would serve as Chief Executive Officer). Beginning with the 2015 award, your long-term incentive will be granted as a mix of 50% performance-based restricted stock units (PBRSUs) and 50% performance share units (PSUs), and thereafter will be provided in such form and on such terms as the HCC may determine. The PBRSUs and PSUs will vest and be earned as described in the Company’s proxy materials from time-to-time. The long-term incentive awards are currently administered in accordance with the terms and provisions of the Company’s Stock Incentive Plan of 2012 and the standard form of award agreement for the particular types of awards granted to you, and your PBRSUs and PSUs will be subject to the terms of that Plan (and any successor plan) and the form of award agreement as in effect at the time of each grant.

4.
You will be invited to enter into a Severance Agreement (the “Severance Agreement”) with the Company, which has been provided to you separately. The Severance Agreement would supersede your existing change in control severance agreement. The Severance Agreement entitles you to severance and other benefits if your employment terminates for the reasons specified therein.

5.
You will be entitled to enter into an Aircraft Time-Sharing Agreement (provided separately to you), pursuant to which you would agree to reimburse the Company for the costs of your personal use of the corporate aircraft.

6.
As you are aware, the Company provides a limited number of perquisites and other benefits to its executive officers, which you will continue to be eligible to receive on terms consistent with your current compensation package, subject to such generally-applicable changes as the Company may make in the future.

7.
You will be subject to the Company’s stock ownership and retention requirements currently applicable to our President and Chief Executive Officer. Therefore, you will be required to own Company equity with a value of six times your annual base salary and you must retain 75% of the net shares (i.e., shares after the payment of taxes and the costs of exercise and commissions) you receive as compensation for at least three years after the date you acquire the shares. You will have five years from April 1, 2015 to achieve the new ownership requirement. If the Company’s stock ownership and retention requirements change in the future, you will be subject to any revisions thereto.

In accepting this offer, you agree that you have relied only on the terms set forth in this letter, and not on any representation or statement made by a Company employee, agent or representative. This letter supersedes any prior agreement with respect to the matters described herein. The Company periodically conducts market reviews of its compensation structure and reserves the right to amend, modify or terminate its compensation and benefit programs and policies without prior notice. Your employment is on an “at-will” basis, which means either you or the Company may terminate your employment at any time and for any reason.
Please verbally confirm your acceptance of this offer to me, sign this document, and fax/scan back to me a signed copy of this offer letter no later than 5:00 pm EST on February 2, 2015.
We are confident that the position will be challenging and rewarding, and that you will make significant contributions to the Company’s continued success.
Sincerely,

/s/ Kevin T. Kabat

Kevin T. Kabat
Chair, Human Capital Committee of the Board of Directors
Unum Group

Acceptance Confirmation:

/s/ Richard P. McKenney	February 2, 2015
Richard P. McKenney	Date

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